FORM 4

        UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange
Commission Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person

     McKleroy, John P., Jr.
     2117 Second Avenue North
     Birmingham, AL 35203

2.   Issuer Name and Ticker or Trading Symbol

     Golden Enterprises, Inc.     GLDC

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

     ###-##-####

4.   Statement for Month/Year

     January 2000

5.   If Amendment, Date of Original (Month/Year)

     N/A

6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [x]   Director                    [ ] 10% Owner
     [ ]   Officer (give title below)  [ ]    Other (specify below)
     _____________________________________________________________


7.   Individual or Joint/Group Filing (Check Applicable Line)

     [x]   Form filed by One Reporting Person
     [ ]   Form filed by More than One Reporting Person

                             TABLE I
        NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                     OR BENEFICIALLY OWNED


1.   Title of Security

     Common Stock

2.   Transaction Date

     1/11/00

3.   Transaction Code

     P

4.   Securities Acquired (A) or Disposed of (D)

     Amount       (A) or (D)    Price
     9,605 shs        A         $3.00

5.   Amount of Securities Beneficially Owned at End of Month

     25,000

6.   Ownership Form: Direct (D) or Indirect (I)

     D

7.   Nature of Indirect Beneficial Ownership

     N/A


TABLE 1 (continued)


1.   Title of Security

     Common Stock

2.   Transaction Date

     N/A

3.   Transaction Code

     N/A

4.   Securities Acquired (A) or Disposed of (D)

     N/A

5.   Amount of Securities Beneficially Owned at End of Month

     400,544 (1)

6.   Ownership Form: Direct (D) or Indirect (I)

     N/A

7.   Nature of Indirect Beneficial Ownership

     N/A

(1) Shares owned by the Bashinsky Foundation, Inc., a tax-exempt private foundation. Mr. McKleroy serves as a member of the Board of Directors and an officer of Bashinsky Foundation, Inc. Mr. McKleroy disclaims beneficial ownership of such shares.

                            TABLE II
          DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                     OR BENEFICIALLY OWNED
 (e.g., puts, calls, warrants, options, convertible securities)

  N/A


  /s/  John P. McKleroy                      2/8/00
  _____________________________              ______
  Signature of Reporting Person               Date